Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Gelesis Holdings, Inc. (f/k/a Capstar Special Purpose Acquisition Corp.) on Form S-8 of our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of Gelesis Holdings, Inc. (f/k/a Capstar Special Purpose Acquisition Corp.) as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from February 14, 2020 (inception) through December 31, 2020 appearing in the Annual Report on Form 10-K of Gelesis Holdings, Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

New York, NY
May 6, 2022